Exhibit 3.3

Pentair Ltd.

Schaffhausen, Switzerland

Share Capital:	CHF [—] fully paid in, divided into [—] Common Shares of CHF 0.50 each

CUSIP: [—]

Certificate no. XXX

over

XXX registered Common Shares

of CHF 0.50 each

fully paid in

Shares no. XXX-XXX

in the name of

XXX

For the Board of Directors:

XXX, Secretary